Execution Version

EV ENERGY PARTNERS, L.P.
EV ENERGY FINANCE CORP.

EV PROPERTIES, L.P.
EV PROPERTIES GP, LLC
EVPP GP, LLC
ENERVEST PRODUCTION PARTNERS, LTD.
ENERVEST MONROE GATHERING, LTD.
ENERVEST MONROE MARKETING, LTD.
EVCG GP, LLC
CGAS PROPERTIES, L.P.
AND
ENERVEST-CARGAS, LTD.

$300,000,000

8.000% Senior Notes due 2019

PURCHASE AGREEMENT

dated March 17, 2011

RBC Capital Markets, LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.

PURCHASE AGREEMENT

March 17, 2011

RBC Capital Markets, LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.

As Representatives of the Initial Purchasers
set forth on Schedule A hereto

c/o RBC Capital Markets, LLC
Three World Financial Center
200 Vesey Street, 9th Floor
New York, New York 10281

Ladies and Gentlemen:

Introductory.  EV Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and EV Energy Finance Corp., a Delaware corporation (“Finance Corp” and, together with the Partnership, the “Issuers”), propose to issue and sell to the several Initial Purchasers named in Schedule A (the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $300,000,000 in aggregate principal amount of the Issuers’ 8.000% Senior Notes due 2019 (the “Notes”).  RBC Capital Markets, LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and BNP Paribas Securities Corp. have agreed to act as the representatives of the Initial Purchasers (the “Representatives”) in connection with the offering and sale of the Notes.

The Notes will be issued pursuant to an indenture (the “Indenture”), dated as of the Closing Date (as defined below), among the Issuers, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”).  The Notes will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”).

The holders of the Notes will be entitled to the benefits of a registration rights agreement, dated as of the Closing Date (the “Registration Rights Agreement”), among the Issuers, the Guarantors and the Initial Purchasers, pursuant to which the Issuers and the Guarantors will agree to file with the Commission (as defined below), under the circumstances set forth therein, (i) a registration statement under the Securities Act (as defined below) relating to another series of debt securities of the Issuers with terms substantially identical to the Notes (the “Exchange Notes”) to be offered in exchange for the Notes (the “Exchange Offer”) and (ii) to the extent required by the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Notes.

The payment of principal of, premium, if any, Additional Interest (as defined in the Indenture), if any, and interest on the Notes and the Exchange Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally by (i) EV Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), EV Properties GP, LLC, a Delaware limited liability company and general partner of the Operating Partnership (the “Operating Partnership GP”), EVPP GP LLC, a Delaware limited liability company (“EVPP GP”), EVCG GP LLC, a Delaware limited liability company (“EVCG GP”), EnerVest Production Partners, Ltd., a Texas limited partnership (“EVPP”), EnerVest Monroe Gathering, Ltd., a Texas limited partnership (“Gathering”), EnerVest Monroe Marketing, Ltd., a Texas limited partnership (“Marketing”), and CGAS Properties, L.P., a Delaware limited partnership (“Clinton Properties”), and EnerVest-Cargas, Ltd., a Texas limited partnership (“EV Cargas” and collectively the “Initial Guarantors”)) and (ii) any subsidiary of the Partnership formed or acquired after the Closing Date that executes a supplemental indenture to guarantee the Notes in accordance with the terms of the Indenture, and their respective successors and assigns (together with the Initial Guarantors, the “Guarantors”), each pursuant to their guarantees set forth in the Indenture (the “Guarantees”).   The Issuers and the Initial Guarantors are herein collectively referred to as the “EVEP Parties.”  The Notes and the Guarantees related thereto are herein collectively referred to as the “Securities”; and the Exchange Notes and the Guarantees related thereto are herein collectively referred to as the “Exchange Securities.”

The Issuers understand that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Pricing Disclosure Package (as defined below) and agree that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Pricing Disclosure Package (it being agreed that the first time when sales of the Securities are made by the Initial Purchasers is 3:30 p.m. (New York City time) on the date of this purchase agreement (this “Agreement”), which time is hereinafter referred to as the “Time of Sale”).  The Securities are to be offered and sold to or through the Initial Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), in reliance upon exemptions therefrom.  Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”)).

The Issuers have prepared and delivered to each Initial Purchaser copies of a Preliminary Offering Memorandum, dated March 10, 2011, including documents incorporated by reference therein (the “Preliminary Offering Memorandum”), and have prepared and delivered to each Initial Purchaser copies of a Pricing Supplement, dated March 17, 2011, in the form attached hereto as Exhibit C (the “Pricing Supplement”), describing the terms of the Securities, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities.  The Preliminary Offering Memorandum and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package.”  Promptly after this Agreement is executed and delivered, the Issuers will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date hereof including documents incorporated by reference therein (the “Final Offering Memorandum”).

All references herein to the terms “Pricing Disclosure Package” and “Final Offering Memorandum” shall be deemed to mean and include all information filed under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Time of Sale and incorporated by reference in the Pricing Disclosure Package (including the Preliminary Offering Memorandum) or the Final Offering Memorandum (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Final Offering Memorandum shall be deemed to mean and include all information filed under the Exchange Act after the Time of Sale and incorporated by reference in the Final Offering Memorandum.

The EVEP Parties hereby confirm their agreements with the Initial Purchasers as follows:

SECTION 1.    Representations and Warranties. Each of the EVEP Parties, jointly and severally, hereby represents, warrants and covenants to each Initial Purchaser that, as of the date hereof and as of the Closing Date (references in this Section 1 to the “Offering Memorandum” are to (x) the Pricing Disclosure Package in the case of representations and warranties made as of the date hereof and (y) the Pricing Disclosure Package and the Final Offering Memorandum in the case of representations and warranties made as of the Closing Date):

(a)           No Registration Required.  Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 3 hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the Securities Act or, until such time as the Exchange Securities are issued pursuant to an effective registration statement, to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b)           No Integration of Offerings or General Solicitation.  None of the Issuers, their respective affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on any of their behalf (other than the Initial Purchasers, as to whom the Issuers make no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act.  None of the Issuers, their respective Affiliates, or any person acting on any of their behalf (other than the Initial Purchasers, as to whom the Issuers makes no representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.  With respect to those Securities sold in reliance upon Regulation S, (i) none of the Issuers, their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuers make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Issuers, their respective Affiliates, and any person acting on any of their behalf (other than the Initial Purchasers, as to whom the Issuers make no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S and, in connection therewith, the Offering Memorandum will contain the disclosure required by Rule 902.  The Partnership is a “reporting issuer”, as defined in Rule 902 under the Securities Act.

(c)           Eligibility for Resale under Rule 144A.  The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(d)           The Pricing Disclosure Package and Offering Memorandum.  Neither the Pricing Disclosure Package, as of the Time of Sale, nor the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 3(a), as applicable) as of the Closing Date, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Issuers in writing by any Initial Purchaser through RBC Capital Markets, LLC expressly for use in the Pricing Disclosure Package, the Final Offering Memorandum or amendment or supplement thereto, as the case may be, it being understood and agreed that the only such information furnished by RBC Capital Markets, LLC consists of the information as described in Section 8(b) hereof.

(e)           Issuers Additional Written Communications.  The Issuers have not prepared, made, used, authorized, approved or distributed, and will not prepare, make, use, authorize, approve or distribute, any written communication that constitutes an offer to sell or a solicitation of an offer to buy the Securities (each such communication by the Issuers or their respective agents and representatives (other than a communication referred to in clauses (i) and (ii) below) a “Issuers Additional Written Communication”) other than (i) the Pricing Disclosure Package, (ii) the Final Offering Memorandum, and (iii) any electronic road show or other written communications, in each case used in accordance with Section 3(a).  Each such Issuers Additional Written Communication, when taken together with the Pricing Disclosure Package, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from each such Issuers Additional Written Communication made in reliance upon and in conformity with information furnished to the Issuers in writing by any Initial Purchaser through RBC Capital Markets, LLC expressly for use in any Issuers Additional Written Communication, it being understood and agreed that the only such information furnished by RBC Capital Markets, LLC consists of the information as described in Section 8(b) hereof.

(f)           Incorporated Documents.  The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the Exchange Act.

(g)           The Purchase Agreement.  This Agreement has been duly authorized, executed and delivered by each Issuer and each Initial Guarantor.

(h)           The Registration Rights Agreement.  The Registration Rights Agreement has been duly authorized and, on the Closing Date, will have been duly executed and delivered by, and will constitute a valid and binding agreement of, the EVEP Parties, enforceable against each EVEP Party in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors, or by general equitable principles and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited by applicable law.

(i)           Authorization of the Notes, the Guarantees and the Exchange Notes.  The Notes to be purchased by the Initial Purchasers from the Issuers are substantially in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Issuers and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding agreements of the Issuers, enforceable against each Issuer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture.  The Exchange Notes have been duly and validly authorized for issuance by the Issuers, and when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity and will be entitled to the benefits of the Indenture.  The Guarantees of the Notes and the Exchange Notes have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, when the Notes and the Exchange Notes have been authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding agreements of the Initial Guarantors, enforceable against the Initial Guarantors in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture.

(j)           Authorization of the Indenture.  The Indenture has been duly authorized by the EVEP Parties and, at the Closing Date, will have been duly executed and delivered by the EVEP Parties and will constitute a valid and binding agreement of the EVEP Parties, enforceable against the EVEP Parties in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.  The Indenture will conform in all material respects to the requirements of the Trust Indenture Act.

(k)           Description of the Securities and the Indenture.  The Securities, the Exchange Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum.

(l)           Incorporation and Good Standing of the Partnership Entities.  Each of the EVEP Parties, EV Energy GP, L.P., a Delaware limited partnership and general partner of the Partnership (the “General Partner”), and EV Management, LLC, a Delaware limited liability company and general partner of the General Partner (“GP LLC” and, together with the General Partner and the EVEP Parties, the “Partnership Entities”) has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as the case may be, in good standing under the laws of its respective jurisdiction of formation or incorporation with all necessary power and authority to own or lease its properties and to conduct its business, in all material respects as described in the Offering Memorandum and, in the case of the EVEP Parties, to enter into and perform its obligations under each of this Agreement, the Registration Rights Agreement, the Securities, the Exchange Securities and the Indenture.  Each of the Partnership Entities is, and at the Closing Date will be, duly registered or qualified to do business and is in good standing as a foreign limited partnership, foreign limited liability company or foreign corporation, as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such registration or qualification, except where the failure so to register or qualify would not (i) have a material adverse effect on the position (financial or other), partners’, members’ or stockholders’ equity, results of operations, business or prospects of the Partnership Entities taken as a whole (a “Material Adverse Effect”) or (ii) subject the limited partners of the Partnership to any material liability or disability, as set forth under its name on Schedule B to this Agreement.

(m)           Ownership of the General Partner Interest in the Partnership.  The General Partner is the sole general partner of the Partnership with a 2% general partner interest in the Partnership.  Such general partner interest has been duly authorized and validly issued in accordance with the First Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”) and is fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)), and the General Partner owns such general partner interest free and clear of all liens, encumbrances (except restrictions on transferability as described in the Offering Memorandum), security interests, equities, charges or claims.

(n)           Capitalization.  All outstanding Common Units and the incentive distribution rights (as defined in the Partnership Agreement) (the “Incentive Distribution Rights”) and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware LP Act).

(o)           Ownership of the Incentive Distribution Rights.  The General Partner owns all of the Incentive Distribution Rights; all of the Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act); the General Partner owns the Incentive Distribution Rights, free and clear of all liens, encumbrances (except restrictions on transferability as described in the Offering Memorandum), security interests, equities, charges or claims.

(p)           Ownership of Partnership Interests in the General Partner.  GP LLC owns 100% of the outstanding general partner interests in the General Partner, and EnerVest, Ltd., a Texas limited partnership (together with its direct and indirect wholly-owned subsidiaries, “EnerVest”), EnCap Energy Capital Fund V, L.P., a Texas limited partnership, and EnCap V-B Acquisitions, L.P., a Texas limited partnership (collectively, the “EnCap Entities”) and EV Investors, L.P., a Delaware limited partnership (“EV Investors”), collectively own 100% of the outstanding limited partner interests in the General Partner; all of such interests have been duly authorized and validly issued in accordance with the First Amended and Restated Agreement of Limited Partnership of the General Partner (the “General Partner Partnership Agreement”) and are fully paid (to the extent required under the General Partner Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 and 17-804 of the Delaware LP Act), and GP LLC, EnerVest, the EnCap Entities and EV Investors own such interests free and clear of all liens, encumbrances (except as described in the Offering Memorandum), security interests, equities, charges or claims.

(q)           Ownership of Limited Liability Company Interests in the GP LLC.  EnerVest owns 100% of the outstanding limited liability company interests in GP LLC; all of such interests have been duly authorized and validly issued in accordance with the Amended and Restated Limited Liability Company Agreement of the GP LLC (the “GP LLC Agreement”) and are fully paid (to the extent required under the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)), and EnerVest owns such interests free and clear of all liens, encumbrances (except as described in the Offering Memorandum), security interests, equities, charges or claims.

(r)           Ownership of Partnership Interests in the Operating Partnership.  Operating Partnership GP owns 100% of the outstanding general partner interests in the Operating Partnership, and the Partnership owns 100% of the outstanding limited partner interests in the Operating Partnership; all of such interests have been duly authorized and validly issued in accordance with the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership LP Agreement”) and are fully paid (to the extent required under the Operating Partnership LP Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 and 17-804 of the Delaware LP Act), and Operating Partnership GP and the Partnership own such interests free and clear of all liens, encumbrances (except as described in the Offering Memorandum), security interests, equities, charges or claims.

(s)           Ownership of Limited Liability Company Interests in the Operating Partnership GP.  The Partnership owns 100% of the outstanding limited liability company interests in Operating Partnership GP; all of such interests have been duly authorized and validly issued in accordance with the Amended and Restated Limited Liability Company Agreement of the Operating Partnership GP (the “Operating Partnership GP LLC Agreement”), and are fully paid (to the extent required under the Operating Partnership GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 and 18-804 of the Delaware LLC Act), and the Partnership owns such interests free and clear of all liens, encumbrances (except as described in the Offering Memorandum), security interests, equities, charges or claims.

(t)           Ownership of the Subsidiaries. The Partnership owns, directly or indirectly, 100% of the limited liability company interests, partnership interests or capital stock, as the case may be, in EVPP GP, EVCG GP, EVPP, Gathering, Marketing, Clinton Properties, and Finance Corp (collectively, the “Subsidiaries”) free and clear of all liens, encumbrances (except as described in the Offering Memorandum), security interests, equities, charges and other claims. Such limited liability company interests, partnership interests or capital stock, as the case may be, have been duly authorized and validly issued in accordance with the limited liability company agreements, limited partnership agreements or charter documents, as the case may be, of the respective Subsidiaries, and are fully paid (to the extent required under their respective limited liability company agreement or limited partnership agreement) and non-assessable (except (i) in the case of a Delaware limited partnership, as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act; (ii) in the case of a Delaware limited liability company, as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act; and (iii) in the case of a Texas limited partnership, as such nonassessability may be affected by Section 153.210 of the Texas Business Organizations Code).

(u)           No Other Subsidiaries.  Other than ownership interests in the Initial Guarantors, the Partnership does not own or control directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Partnership’s Annual Report on Form 10-K for the most recent fiscal year. Neither the Partnership nor any of its subsidiaries own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity, other than as set forth in Exhibit 21.1 to the Partnership’s Annual Report on Form 10-K for the most recent fiscal year. Other than its ownership of its general partner interests in the Partnership, the General Partner does not own, and as of the Closing Date will not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.  Other than its ownership of its general partner interests in the General Partner, GP LLC does not own, and as of the Closing Date will not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(v)           Enforceability of Organizational Agreements.  Each partnership agreement, limited liability company agreement or charter document of any Partnership Entity (collectively, the “Organizational Agreements”) has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of such party, enforceable against such party in accordance with its terms; provided that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided, further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

(w)           Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.

(i)       None of the Partnership Entities nor any of their respective subsidiaries (a) is in violation of its Organizational Agreements, (b) is (or, with the giving of notice or lapse of time, would be) in default (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which any Partnership Entity or any of their respective subsidiaries is a party or by which it or any of them may be bound (including, without limitation, the Credit Facility), or to which any of the property or assets of any Partnership Entity or any of their respective subsidiaries is subject (each, an “Existing Instrument”), or (c) is in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Partnership Entity or such subsidiary or any of its properties, as applicable, except with respect to clauses (b) and (c), for such Defaults or violations as would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)       The EVEP Parties’ execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Indenture, and the issuance and delivery of the Securities or the Exchange Securities, and consummation of the transactions contemplated hereby and thereby and by the Offering Memorandum (i) have been duly authorized by all necessary action (corporate or otherwise) and will not result in any violation of the Organizational Agreements of any Partnership Entity or any of their respective subsidiaries, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any Partnership Entity or any of their respective subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the any Partnership Entity or any of their respective subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having  jurisdiction over the Company or any of its subsidiaries or any of its or their properties.  As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by any Partnership Entity or any of their respective subsidiaries.

(iii)       No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the EVEP Parties’ execution, delivery and performance of this Agreement, the Registration Rights Agreement, or the Indenture, or the issuance and delivery of the Securities or the Exchange Securities, or consummation of the transactions contemplated hereby and thereby and by the Offering Memorandum.

(x)           Independent Public Accountants.  The accountants, Deloitte & Touche LLP, who have certified the audited financial statements contained in the Offering Memorandum other than the audited financial statements of Talon Oil & Gas LLC, a Delaware limited liability company (“Talon”), are an independent registered public accounting firm with respect to the Partnership, the General Partner and Petrohawk Energy Corporation, a Delaware corporation (“Petrohawk”) as required by the Securities Act and the rules and regulations thereunder (the “Securities Act Rules and Regulations”) and the rules and regulations of the Public Company Accounting Oversight Board (the “PCAOB”).  The accountants, Travis Wolff, who have certified the audited financial statements of Talon incorporated by reference into the Offering Memorandum, are an independent registered public accounting firm with respect to Talon under Rule 101 of the AICPA Code of Professional Conduct and its interpretations and rulings, and within the meaning of the Securities Act and the Securities Act Rules and Regulations.

(y)           Financial Statements.  As of December 31, 2010, after giving effect to the transactions described under “Capitalization,” the Partnership would have had, on a pro forma, as adjusted basis indicated in the Offering Memorandum, a capitalization as set forth therein. The historical financial statements (including the related notes and supporting schedules) contained in or incorporated by reference into the Offering Memorandum, together with the related notes (and any amendment or supplement thereto) comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods to which they apply and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except to the extent disclosed therein.  The selected financial information set forth in the Offering Memorandum is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical consolidated financial statements and pro forma financial statements, as applicable, from which it has been derived.  The other financial information, including non-GAAP financial measures, if any, contained in the Offering Memorandum has been derived from the accounting records of the Partnership, the General Partner, Talon, Petrohawk and their respective subsidiaries, and fairly presents the information purported to be shown thereby.   There are no financial statements (historical or pro forma) that are required to have been filed by the Partnership under the Exchange Act that have not been so filed.  The pro forma financial statements included in or incorporated by reference into the Offering Memorandum comply as to form in all material respects with the applicable accounting requirements of Regulation S-X and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.

(z)           Independent Petroleum Engineers.  Cawley, Gillespie & Associates, Inc.  Services, whose reports dated December 31, 2010, 2009, and 2008 are referenced in the Offering Memorandum and who has delivered the letter referred to in Section 5(i) hereof, was, as of the date of each such report, and is, as of the date hereof, an independent reserve engineer with respect to the Partnership.

(aa)           Title to Real Property.  The Partnership Entities have good, valid and indefeasible title to all of the interests in oil and gas properties underlying the Partnership Entities’ estimates of their net proved reserves contained in the Offering Memorandum and to all other real and personal property reflected in the Offering Memorandum as assets owned by them, in each case, free and clear of all (i) liens and security interests or (ii) other claims and other encumbrances (other than liens or security interests) except, in each case, (1) as described, and subject to the limitations contained, in the Offering Memorandum or (2) such as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described, and subject to limitations contained, in the Offering Memorandum; provided that, with respect to any real property and buildings held under lease by any Partnership Entity, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Partnership Entities taken as a whole as they have been used in the past and are proposed to be used in the future as described, and subject to the limitations contained, in the Offering Memorandum; the leases, mineral interests, operating agreements and other contract rights to which the Partnership Entities are a party give the Partnership Entities the right, in all material respects, to explore, develop or produce hydrocarbons as described, and subject to the limitations contained, in the Offering Memorandum.  The care taken by the Partnership Entities in acquiring or otherwise procuring such leases or mineral interests was generally consistent with standard industry practices in the areas in which the Partnership Entities operate for acquiring or procuring leases and interests therein to explore, develop or produce hydrocarbons.

(bb)           Information Underlying Reserve Report.  The information underlying the estimates of reserves of the Partnership Entities, which was supplied by the Partnership Entities to Cawley, Gillespie & Associates, Inc., for purposes of preparing the reserve reports, the estimates of net proved reserves and pre-tax present value, discounted at 10%, attributable thereto, and the letters (the “Reserve Report Letters”) of Cawley, Gillespie & Associates, Inc., including, without limitation, production volumes, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices; other than normal production of the reserves and intervening market commodity price fluctuations, the Partnership Entities are not aware of any facts or circumstances that would result in a material adverse change in the reserves, or the present value of future net cash flows therefrom, as described in the Offering Memorandum and as reflected in the Reserve Report Letters; estimates of such reserves and present values as described in Offering Memorandum and reflected in the Reserve Report Letters comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Securities Act.

(cc)           No Material Adverse Effect; No Material Liability; Dividends, Repurchases and Redemptions.  Except as otherwise disclosed in the Offering Memorandum, subsequent to the respective dates as of which information is given in the Offering Memorandum (exclusive of any amendment or supplement thereto): (i) there has been no material adverse change, or any development that could reasonably be expected to result in a Material Adverse Effect; (ii) the Partnership Entities, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, nor entered into any material transaction or agreement; and (iii) there has been no cash dividend or distribution of any kind declared, paid or made by the Partnership or, except for dividends paid to the Partnership or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by Partnership or any of its subsidiaries of any class of capital stock.

(dd)           Legal Proceedings.  Other than as disclosed in the Offering Memorandum, there are no legal or governmental proceedings pending or, to the knowledge of the EVEP Parties, threatened, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective properties is subject,  where in any such case there is a reasonable possibility that such action, suit or proceeding might be determined adversely to such Partnership Parties and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to have a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by this Agreement.

(ee)           Certain Relationships and Related Transactions.  No relationship, direct or indirect, exists between or among any Partnership Entity on the one hand, and the directors, managers, officers, members, partners, stockholders, customers or suppliers of any Partnership Entity on the other hand, which is required by the Exchange Act to be disclosed in an annual report on Form 10-K that is not so disclosed in the Offering Memorandum. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by any Partnership Entity to or for the benefit of any of the officers, directors or managers of any Partnership Entity or their respective family members, except as disclosed in the Offering Memorandum. No Partnership Entity has, in violation of the Sarbanes-Oxley Act of 2002, directly or indirectly, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in the form of a personal loan to or for any director, manager or executive officer of any Partnership Entity.

(ff)           Rights-of-Way.  Each of the Partnership Entities has such easements, rights-of-way, permits or licenses (collectively, “rights-of-way”) and consents with respect to the transfer of any of the foregoing, as are necessary to conduct its business in the manner described, and subject to the limitations contained, in the Offering Memorandum, except for (i) qualifications, reservations and encumbrances that would not have a Material Adverse Effect and (ii) such rights-of-way or consents that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect; other than as set forth, and subject to the limitations contained, in the Offering Memorandum, each of the Partnership Entities has fulfilled and performed all of its material obligations with respect to such rights-of-way or consents, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way or consents, except for such revocations, terminations and impairments that would not have a Material Adverse Effect; and, except as described in the Offering Memorandum, none of such rights-of-way or consents contains any restriction that is materially burdensome to the business of the Partnership Entities, taken as a whole.

(gg)           Permits. Each of the Partnership Entities has such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities (“permits”) as are necessary to own its properties and to conduct its business in the manner described in the Offering Memorandum, subject to such qualifications as may be set forth in the Offering Memorandum and except for such permits that, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect; except as set forth in the Offering Memorandum, each of the Partnership Entities has fulfilled and performed all its material obligations with respect to such permits which are or will be due to have been fulfilled and performed by such date and no event has occurred that would prevent the permits from being renewed or reissued or which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such permit, except for such non-renewals, non-issuances, revocations, terminations and impairments that would not, individually or in the aggregate, have a Material Adverse Effect.

(hh)           Books and Records. Each Partnership Entity (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with generally accepted accounting principles and to maintain accountability for its assets; (C) access to its assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii)           Disclosure Controls.  The Partnership has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that the information required to be disclosed by the Partnership in reports that it files under the Exchange Act is accumulated and communicated to the Partnership’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure; such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(jj)           No Recent Changes to Internal Control Over Financial Reporting. Since the date of the most recent evaluation of such disclosure controls and procedures described in Section 4(ii) above, there have been no significant changes in internal controls or in other factors that materially affected the Partnership’s internal control over financial reporting.

(kk)           Sarbanes Oxley Act of 2002. There is and has been no failure on the part of the Partnership and, to the knowledge of the EVEP Parties, any of GP LLC’s directors or officers, in their capacities as such, to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(ll)           No Deficiency in Internal Controls. Based on the evaluation of its internal controls and procedures conducted in connection with the preparation and filing of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2010, the Partnership is not aware of (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) that are likely to adversely affect the Partnership’s ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Partnership’s internal controls over financial reporting.

(mm)           Tax Returns. Each of the Partnership Entities has filed (or has obtained extensions with respect to) all material federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has timely paid all taxes due thereon, other than those (i) which are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles or (ii) which, if not paid, would not have a Material Adverse Effect.

(nn)           Investment Company. None of the Partnership Entities is now, and after sale of the Securities to be sold by the EVEP Parties hereunder and application of the net proceeds from such sale as described in the Offering Memorandum under the caption “Use of Proceeds” will be an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(oo)           Environmental Compliance. The Partnership Entities (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety and the environment or imposing liability or standards of conduct concerning any Hazardous Material (as hereinafter defined) (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material, except, in each case, where such noncompliance with Environmental Laws, failure to receive required permits, failure to comply with the terms and conditions of such permits or liability would not, individually or in the aggregate, have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law.

(pp)           No Labor Dispute. No labor dispute with the employees of the Partnership Entities exists or, to the knowledge of any of the EVEP Parties, is imminent or threatened that is reasonably likely to result in a Material Adverse Effect.

(qq)           Insurance. A Partnership Entity, EnerVest or EnerVest Operating, LLC, a Texas limited liability company (“EVOC”), maintains insurance covering the properties, operations, personnel and businesses of the Partnership Entities against such losses and risks and in such amounts as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. None of the Partnership Entities, EnerVest or EVOC has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance (including after giving effect to the transactions contemplated hereby), and all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

(rr)           Litigation. Except as described in the Offering Memorandum there is (i) no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the EVEP Parties, threatened to which any of the Partnership Entities is or may be a party or to which the business or property of any of the Partnership Entities is or may be subject, (ii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership Entities is or may be subject, that, in the case of clauses (i) and (ii) above, is reasonably likely to (A) individually or in the aggregate have a Material Adverse Effect, (B) prevent or result in the suspension of the offer, issuance or sale of the Securities, or (C) in any manner draw into question the validity of this Agreement.

(ss)           Statistical and Market-Related Data.  All statistical or market-related data included in the Offering Memorandum are based on or derived from sources that the Issuers reasonably believe to be reliable and accurate, and the Issuers have obtained the written consent to the use of such data from such sources to the extent required.

(tt)           No Conflict with OFAC Laws. None of the Partnership Entities, nor, to the knowledge of the EVEP Parties, any director, officer, agent or employee of any of the Partnership Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership will not knowingly, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(uu)           Lending Relationship.  Except as disclosed in the Offering Memorandum, to its knowledge, each of the Issuers (i) does not have any material lending or other relationship with any bank or lending affiliate of any Initial Purchaser and (ii) does not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any affiliate of any Initial Purchaser.

(vv)           No Conflict with Money Laundering Laws. The operations of each of the Partnership Entities are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any govern-mental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities with respect to the Money Laundering Laws is pending or, to the best knowledge of the EVEP Parties, threatened, the adverse determination of which would have a Material Adverse Effect.

(ww)           Solvency.  Each of the Issuers and the Initial Guarantors is, and immediately after the Closing Date will be, Solvent.  As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(xx)           No Default in Senior Indebtedness.  No event of default exists under that certain Amended and Restated Credit Agreement, dated as of October 1, 2007, by and among the Operating Partnership, as borrower, the Partnership, as parent, the other subsidiaries of the Partnership party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith (the “Credit Agreement”).

(yy)           No Restrictions on Subsidiaries. Except as provided in the Credit Agreement, no subsidiary of the Partnership is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Partnership, from making any other distribution on such subsidiary’s capital stock or equity interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s properties or assets to the Partnership or any other subsidiary of the Partnership.

(zz)           No Stabilization.  Except as stated in this Agreement and the Offering Memorandum, none of the Partnership Entities has taken or will take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any other security of the Issuers to facilitate the sale or resale of the Securities.

Any certificate signed by any officer of any Partnership Entity and delivered to the Initial Purchasers or to counsel for the Initial Purchasers pursuant to this Agreement shall be deemed a representation and warranty by such Partnership Entity to each Initial Purchaser as to the matters covered thereby.

SECTION 2.      Purchase, Sale and Delivery of the Securities.

(a)           The Securities.  Each of the EVEP Parties agrees to issue and sell to the Initial Purchasers, severally and not jointly, all of the Securities, and the Initial Purchasers agree, severally and not jointly, to purchase from the EVEP Parties the aggregate principal amount of Securities set forth opposite their names on Schedule A, at a purchase price of 97.500% of the principal amount thereof plus accrued interest, if any, from March 22, 2011, in each case, on the basis of the representations, warranties and agreements herein contained, and upon the terms, subject to the conditions thereto, herein set forth.

(b)           The Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall occur at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 (or such other place as may be agreed to by the Issuers and the Representatives) at 9:00 a.m. New York City time, on March 22, 2011 or such other time and date as the Representatives shall designate by notice to the Issuers (the time and date of such closing are called the “Closing Date ”).  The EVEP Parties hereby acknowledge that circumstances under which the Representatives may provide notice to postpone the Closing Date as originally scheduled include, but are in no way limited to, any determination by the Issuers or the Initial Purchasers to recirculate to investors copies of an amended or supplemented Pricing Disclosure Package or Final Offering Memorandum or a delay as contemplated by the provisions of Section 16 hereof.

(c)           Delivery of the Securities.  At the Closing, the Issuers shall deliver, or cause to be delivered, the Notes to RBC Capital Markets, LLC for the accounts of the several Initial Purchasers, through the facilities of the DTC, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor.  The Notes shall be in global form, registered in the name of Cede & Co., as nominee of the Depositary, broken out as to principal amount between Notes sold pursuant to Rule 144A and Notes sold pursuant to Regulation S as advised by the Representatives, and shall be delivered to the Trustee, as custodian for DTC, at the Closing.  Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers.

(d)           Initial Purchasers as Qualified Institutional Buyers.  Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the EVEP Parties that it is a “qualified institutional buyer” within the meaning of Rule 144A (a “Qualified Institutional Buyer”).

SECTION 3.      Additional Covenants.  Each of the EVEP Parties further covenants and agrees jointly and severally with each Initial Purchaser as follows:

(a)           Preparation of Final Offering Memorandum; Review of Proposed Amendments and Supplements and Issuers Additional Written Communications.  Promptly following the Time of Sale and in any event not later than the end of the second business day following the date hereof, the EVEP Parties will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall consist of the Preliminary Offering Memorandum as modified only by the information contained in the Pricing Supplement.  The EVEP Parties will not amend or supplement the Preliminary Offering Memorandum or the Pricing Supplement unless the Representatives shall previously have been furnished a copy of the proposed amendment or supplement prior to the proposed use or filing, and shall not have reasonably objected to such amendment or supplement.  The EVEP Parties will not amend or supplement the Final Offering Memorandum prior to the Closing Date unless the Representatives shall previously have been furnished a copy of the proposed amendment or supplement prior to the proposed use or filing, and shall not have reasonably objected to such amendment or supplement.  Before making, preparing, using, authorizing, approving or distributing any Issuers Additional Written Communication, the EVEP Parties will furnish to the Representatives copies of such written communication for review and will not make, prepare, use, authorize, approve or distribute any such written communication to which the Representatives reasonably object.

(b)           Amendments and Supplements to the Final Offering Memorandum and Other Securities Act Matters.  If, prior to the later of (x) the Closing Date and (y) the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Pricing Disclosure Package or the Final Offering Memorandum, each as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Pricing Disclosure Package or the Final Offering Memorandum, as applicable, is delivered to a Subsequent Purchaser, not misleading, or it is otherwise necessary to amend or supplement the Pricing Disclosure Package or the Final Offering Memorandum to comply with law, the EVEP Parties agree to promptly prepare (subject to Section 3(a) hereof) and furnish at their own expense to the Initial Purchasers, amendments or supplements to the Pricing Disclosure Package and the Final Offering Memorandum so that the statements in the Pricing Disclosure Package and the Final Offering Memorandum as so amended or supplemented will not, in the light of the circumstances at the Closing Date and at the time of sale of Securities, be misleading or so that the Pricing Disclosure Package and the Final Offering Memorandum, as amended or supplemented, will comply with all applicable law.

(c)           Copies of the Offering Memorandum.  The EVEP Parties agree to furnish the Initial Purchasers, without charge, as many copies of the Pricing Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto as they shall have reasonably requested.

(d)           Blue Sky Compliance.  Each of the EVEP Parties shall cooperate with the Initial Purchasers and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions designated by the Initial Purchasers, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities.  None of the EVEP Parties shall be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.  The EVEP Parties will advise the Initial Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, each of the EVEP Parties shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e)           Use of Proceeds.  The Partnership shall apply the net proceeds from the sale of the Securities sold by it in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package.

(f)           The Depositary.  The Issuers will cooperate with the Initial Purchasers and use their best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of the Depositary.

(g)           Additional Issuer Information.  Prior to the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, the EVEP Parties shall file, on a timely basis, with the Commission and the NASDAQ Stock Market, LLC, all reports and documents required to be filed under Section 13 or 15 of the Exchange Act.  Additionally, at any time when the Partnership is not subject to Section 13 or 15 of the Exchange Act, for the benefit of holders and beneficial owners from time to time of the Securities, the EVEP Parties shall furnish, at their expense, upon request, to holders and beneficial owners of Securities and prospective purchasers of Securities information (“Additional Issuer Information”) satisfying the requirements of Rule 144A(d).

(h)           Agreement Not To Offer or Sell Additional Securities.  For a period commencing on the date hereof and ending on the 90th day after the date of the Final Offering Memorandum, the EVEP Parties agree not to, without the prior written consent of the Representatives, on behalf of the several Initial Purchasers (which consent may not be unreasonably withheld), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by the EVEP Parties  at any time in the future of), or file (or participate in the filing of) a registration statement with the Commission in respect of, any debt securities of the EVEP Parties similar to the Notes, or securities exchangeable or exercisable for or convertible into debt securities of the EVEP Parties similar to the Notes (other than as contemplated by this Agreement and to register the Exchange Securities).

(i)           Future Reports to the Initial Purchasers.  If within the three years following the Closing Date the Partnership is not subject to Section 13 or 15 of the Exchange Act and any Notes or Exchange Notes remain outstanding, the EVEP Parties will, as soon as practicable once available, furnish to the Representatives copies of any report or communication of the Partnership furnished to the Trustee or the holders of the Notes or Exchange Notes, if, in each case, such documents are not filed with the Commission.

(j)           No Integration.  The EVEP Parties agree that they will not and will cause their respective Affiliates not to make any offer or sale of any security if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the EVEP Parties to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(k)           No Restricted Resales.  During the period of one year after the Closing Date, the Issuers will not, and will not permit any of their respective affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(l)           Legended Securities.  Each certificate for a Note will bear the legend contained in “Notice to Investors” in the Preliminary Offering Memorandum for the time period and upon the other terms stated in the Preliminary Offering Memorandum.

The Representatives, on behalf of the several Initial Purchasers, may, in their sole discretion, waive in writing the performance by any of the EVEP Parties of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4.      Payment of Expenses.  Each of the EVEP Parties agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) all expenses incident to the issuance and delivery of the Securities (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities to the Initial Purchasers, (iii) all fees and expenses of the EVEP Parties’ counsel, independent public or certified public accountants and other advisors, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Pricing Disclosure Package and the Final Offering Memorandum (including financial statements and exhibits), and all amendments and supplements thereto, this Agreement, the Registration Rights Agreement, the Indenture and the Notes and Guarantees, (v) all filing fees, attorneys’ fees and expenses incurred by the EVEP Parties or the Initial Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the  provinces of Canada or other jurisdictions designated by the Initial Purchasers (including, without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Pricing Disclosure Package or the Final Offering Memorandum, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture, the Securities and the Exchange Securities, (vii) any fees payable in connection with the rating of the Securities or the Exchange Securities with the ratings agencies, (viii) any filing fees incident to, and any reasonable fees and disbursements of counsel to the Initial Purchasers in connection with the review by the Financial Industry Regulatory Authority, Inc. (the “FINRA”), if any, of the terms of the sale of the Securities or the Exchange Securities, and (ix) all fees and expenses (including reasonable fees and expenses of counsel) of the EVEP Parties in connection with approval of the Securities by the Depositary for “book-entry” transfer, and the performance by the EVEP Parties of their respective other obligations under this Agreement and (x) the expenses incident to the “road show” for the offering of the Securities, including the travel and lodging expenses of representatives and officers of the EVEP Parties.  Except as provided in this Section 4 and Sections 6, 8 and 9 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5.      Conditions of the Obligations of the Initial Purchasers.  The obligations of the several Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the EVEP Parties set forth in Section 1 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by the EVEP Parties of their respective covenants and other obligations hereunder, and to each of the following additional conditions:

(a)	Accountants’ Comfort Letter and Accountants’ Bring Down Comfort Letter.

(i)       At the time of execution of this Agreement, the Initial Purchasers shall have received from Deloitte & Touche LLP a letter or letters, in form and substance reasonably satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that such firm is a registered public accounting firm within the meaning of the Securities Act and the rules of the PCAOB and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the various financial information in the Pricing Disclosure Package and other matters ordinarily covered by accountants’ “comfort letters” to Initial Purchasers in connection with registered public offerings.

(ii)       At the time of execution of this Agreement, the Initial Purchasers shall have received from Travis Wolff a letter or letters, in form and substance reasonably satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that such firm is a registered public accounting firm within the meaning of the Securities Act and the rules of the PCAOB and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the various financial information in the Pricing Disclosure Package and other matters ordinarily covered by accountants’ “comfort letters” to Initial Purchasers in connection with registered public offerings.

(iii)       With respect to the letter or letters of Deloitte & Touche LLP and Travis Wolff referred to in the preceding two paragraphs and delivered to the Initial Purchasers concurrently with the execution of this Agreement (the “initial letters”), the Partnership shall have furnished to the Initial Purchasers a letter (each a “bring-down letter”) of such accountants, in form and substance reasonably satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the Closing Date (i) confirming that such firm is a registered public accounting firm within the meaning of the Securities Act  and the rules of the PCAOB and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package or Final Offering Memorandum, as of a date not more than five days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letters and (iii) confirming in all material respects the conclusions and findings set forth in the initial letters.

(b)           No Material Adverse Effect or Ratings Agency Change.  For the period from and after the date of this Agreement and prior to the Closing Date:

(i)       in the judgment of the Representatives there shall not have occurred any Material Adverse Effect;

(ii)       there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities or indebtedness of the Issuers or any of their respective subsidiaries by a nationally recognized statistical rating organization registered as such under Section 15E of the Securities Exchange Act of 1934, as amended, to the extent applicable; and

(iii)       there shall not have been any change or decrease specified in the letter or letters referred to in paragraph (a) of this Section 5 which is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Notes as contemplated by the Pricing Disclosure Package.

(c)           Opinion of Counsel for the Issuers.  On the Closing Date the Initial Purchasers shall have received (i) the favorable opinion of Haynes and Boone, LLP, counsel for the Issuers, dated as of such Closing Date, the form of which is attached as Exhibit A; and (ii) the favorable opinion of Fabené Welch, Esq., as General Counsel of EnerVest, Ltd., a Texas limited partnership, the form of which is attached as Exhibit B.

(d)           Opinion of Counsel for the Initial Purchasers.  On the Closing Date the Initial Purchasers shall have received the favorable opinion of Vinson & Elkins L.L.P., counsel for the Initial Purchasers, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

(e)           Officers’ Certificate.  On the Closing Date the Initial Purchasers shall have received a written certificate executed by the Chief Executive Officer or President of each EVEP Party (or, if applicable, the Chief Executive Officer or President of such EVEP Party’s general partner, or such entity’s general partner) and the Chief Financial Officer or Chief Accounting Officer of each EVEP Party (or, if applicable, the Chief Financial Officer or Chief Accounting Officer of such EVEP Party’s general partner, or such entity’s general partner), dated as of the Closing Date, to the effect set forth in Section 5(b)(ii) hereof and further to the effect that:

(i)       for the period from and after the date of this Agreement and prior to the Closing Date there has not occurred any Material Adverse Effect;

(ii)       the representations, warranties and covenants of such EVEP Party set forth in Section 1 and Section 3 hereof, respectively, were true and correct as of the date hereof and are true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date;

(iii)       no event of default exists under the Credit Facility; and

(iv)       such EVEP Party has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(f)           Registration Rights Agreement.  The EVEP Parties shall have entered into the Registration Rights Agreement and the Initial Purchasers shall have received executed counterparts thereof.

(g)           Indenture.  The EVEP Parties and the Trustee shall have executed and delivered the Indenture, and the Initial Purchasers shall have received a counterpart thereof, duly executed by the EVEP Parties and the Trustee.

(h)           DTC Eligibility.  The Notes shall be eligible for clearance and settlement through DTC.

(i)           Engineers’ Comfort Letters.

(i)       At the time of execution of this Agreement, the Initial Purchasers shall have received from Cawley, Gillespie & Associates, Inc. a letter, in form and substance reasonably satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof.

(ii)       With respect to the letter of Cawley, Gillespie & Associates, Inc. referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement, the Partnership shall have furnished to the Initial Purchasers a letter of such reserve engineers, addressed to the Initial Purchasers and dated the Closing Date, confirming in all material respects covering the matters in the letter referred to in the preceding paragraph.

(j)           Additional Documents.  On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Initial Purchasers by notice to the Issuers at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination.

SECTION 6.      Reimbursement of Initial Purchasers’ Expenses.  If this Agreement is terminated by the Initial Purchasers pursuant to Section 5 hereof, including if the sale to the Initial Purchasers of the Securities on the Closing Date is not consummated because of any refusal, inability or failure on the part of any EVEP Party to perform any agreement herein or to comply with any provision hereof, the EVEP Parties, jointly and severally, agree to reimburse the Initial Purchasers, severally, upon demand for all reasonable out-of-pocket expenses that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Securities, including, without limitation, fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.  If this Agreement is terminated pursuant to Section 16 by reason of the default of one or more Initial Purchasers, the EVEP Parties shall not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.

SECTION 7.      Offer, Sale and Resale Procedures.  Each of the Initial Purchasers, on the one hand, and the EVEP Parties, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Securities:

(A)           Offers and sales of the Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made.  Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.

(B)           No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Securities.

(C)           Upon original issuance by the Issuers, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof, other than the Exchange Notes) shall bear the legend specified in Appendix I to the Indenture:

Following the sale of the Securities by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the EVEP Parties for any losses, damages or liabilities suffered or incurred by the EVEP Parties, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Security.

SECTION 8.       Indemnification.

(a)           Indemnification of the Initial Purchasers.  Each of the EVEP Parties, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its directors, officers, employees, agents and affiliates, and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser, director, officer, employee, agent, affiliate or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of either of the Issuers), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package, any Issuers Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse each Initial Purchaser and each such director, officer, employee, agent, affiliate or controlling person for any and all reasonable expenses (including the reasonable fees and reasonable disbursements of counsel chosen by the Representatives) as such expenses are reasonably incurred by such Initial Purchaser or such director, officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Issuers by the Initial Purchasers expressly for use in the Pricing Disclosure Package, any Issuers Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto).  The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the EVEP Parties may otherwise have.

(b)           Indemnification of the Issuers and the Guarantors.  Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless each EVEP Party, each of their respective directors, officers, employees, agents and affiliates, and each person, if any, who controls such EVEP Party within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which such EVEP Party or any such director or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package, any Issuers Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Pricing Disclosure Package, any Issuers Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Issuers by such Initial Purchaser expressly for use therein; and to reimburse such EVEP Party and each such director, officer, employee, agent, affiliate or controlling person for any and all reasonable expenses (including the reasonable fees and reasonable disbursements of counsel) as such expenses are reasonably incurred by such EVEP Party or such director or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action.  Each of the EVEP Parties hereby acknowledges that the only information that the Initial Purchasers have furnished to the EVEP Parties expressly for use in the Pricing Disclosure Package, any Issuers Additional Written Information or the Final Offering Memorandum (or any amendment or supplement thereto) are the statements set forth in the first sentence of the third paragraph, the third sentence of the ninth paragraph, the tenth paragraph, the eleventh paragraph and the twelfth paragraph under the caption “Plan of Distribution” in the Pricing Disclosure Package and the Final Offering Memorandum.  The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c)           Notifications and Other Indemnification Procedures.  Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 8 or to the extent it is not materially prejudiced as a proximate result of such failure.  In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (the Representatives in the case of Sections 8(b) and 9 hereof), representing the indemnified parties who are parties to such action).

(d)           Settlements.  The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 9.        Contribution. If the indemnification provided for in Section 8 hereof is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the EVEP Parties, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the EVEP Parties, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative benefits received by the EVEP Parties, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Issuers, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Securities.  The relative fault of the EVEP Parties, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the EVEP Parties, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.  The provisions set forth in Section 8 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification.

The EVEP Parties and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Securities distributed by it.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A.  For purposes of this Section 9, each director, officer, agent, affiliate and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of any EVEP Party, and each person, if any, who controls any EVEP Party within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the EVEP Parties.

SECTION 10.      Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by the Representatives by notice given to the Issuers if at any time (i) trading in securities generally, or the common units of the Partnership particularly, on the NASDAQ shall have been suspended or materially limited, or minimum or maximum prices shall have been generally established on any stock exchanges by the Commission or the FINRA; (ii) a general banking moratorium shall have been declared by any federal or New York authority or a material disruption in commercial banking or securities settlement or clearance services in the United States has occurred; or (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Representatives is material and adverse and makes it impracticable or inadvisable to market the Notes in the manner and on the terms described in the Pricing Disclosure Package or Final Offering Memorandum or to enforce contracts for the sale of securities.

SECTION 11.      Representations and Indemnities to Survive Delivery.  The respective indemnities, agreements, representations, warranties and other statements of the EVEP Parties, their respective officers and the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser, any EVEP Party or any of their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 12.      Notices.  All communications hereunder shall be in writing and shall be mailed, hand delivered, couriered or facsimiled and confirmed to the parties hereto as follows:

If to the Initial Purchasers:

RBC Capital Markets, LLC
Three World Financial Center
200 Vesey Street, 9th Floor
New York, New York 10281
Facsimile:  212-858-7455
Attention:  Legal Department

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas  77002
Facsimile:  713-615-5627
Attention:  Jeffery K. Malonson

If to any EVEP Party:

EV Energy Partners, L.P.
1001 Fannin Street, Suite 900
Houston, Texas 77002
Fax: (713) 659-3556

with a copy to:

Haynes and Boone, LLP
1 Houston Center
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Facsimile:  (713) 236-5699
Attention:  George G. Young III

Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

SECTION 13.      Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Initial Purchasers pursuant to Section 16 hereof, and to the benefit of the indemnified parties referred to in Sections 8 and 9 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder.  The term “successors” shall not include any Subsequent Purchaser of other purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.

SECTION 14.      Partial Unenforceability.  The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof.  If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 15.      Governing Law Provisions.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

SECTION 16.     Default of One or More of the Several Initial Purchasers.  If any one or more of the several Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate number of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportions that the number of Securities set forth opposite their respective names on Schedule A bears to the aggregate number of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Initial Purchasers with the consent of the non-defaulting Initial Purchasers, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date.  If any one or more of the Initial Purchasers shall fail or refuse to purchase Securities and the aggregate number of Securities with respect to which such default occurs exceeds 10% of the aggregate number of Securities to be purchased on the Closing Date, and arrangements satisfactory to the Initial Purchasers and the Issuers for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party, other than the defaulting Initial Purchaser, to any other party except that the provisions of Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination.  In any such case either the Initial Purchasers or the Issuers shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Final Offering Memorandum or any other documents or arrangements may be effected.

As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 16.  Any action taken under this Section 16 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

SECTION 17.     No Advisory or Fiduciary Responsibility.  Each of  the EVEP Parties acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the EVEP Parties, on the one hand, and the several Initial Purchasers, on the other hand, and the EVEP Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the EVEP Parties or their respective affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the EVEP Parties with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising any EVEP Party on other matters) or any other obligation to the EVEP Parties except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the EVEP Parties and that the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the EVEP Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

The EVEP Parties hereby waive and release, to the fullest extent permitted by law, any claims that the EVEP Parties may have against the several Initial Purchasers with respect to any breach or alleged breach of fiduciary duty.

SECTION 18.     General Provisions.  This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.  This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.  The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Issuers the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

ISSUERS

EV ENERGY PARTNERS, L.P.

By:	EV Energy GP, L.P., its General Partner
By:	EV Management, LLC, its General Partner

By:		/s/ Michael E. Mercer
	Name:	Michael E. Mercer
	Title:	Senior Vice President and Chief
Financial Officer

EV ENERGY FINANCE CORP.

By:		/s/ Michael E. Mercer
	Name:	Michael E. Mercer
	Title:	Senior Vice President and Chief
Financial Officer

INITIAL GUARANTORS

EV PROPERTIES GP, LLC

By:		/s/ Michael E. Mercer
	Name:	Michael E. Mercer
	Title:	Senior Vice President and Chief
Financial Officer

ENERVEST PRODUCTION PARTNERS, LTD.

By:	EVPP GP, LLC, its General Partner

By:		/s/ Michael E. Mercer
	Name:	Michael E. Mercer
	Title:	Senior Vice President and Chief
Financial Officer

CGAS PROPERTIES, L.P.

By:	EVCG GP, LLC, its General Partner

By:		/s/ Michael E. Mercer
	Name:	Michael E. Mercer
	Title:	Senior Vice President and Chief
Financial Officer

ENERVEST-CARGAS, LTD.

By:	EVPP GP, LLC, its General Partner

By:		/s/ Michael E. Mercer
	Name:	Michael E. Mercer
	Title:	Senior Vice President and Chief
Financial Officer

EVPP GP, LLC
EVCG GP, LLC

By:		/s/ Michael E. Mercer
	Name:	Michael E. Mercer
	Title:	Senior Vice President and Chief
Financial Officer

ENERVEST MONROE MARKETING, LTD.
ENERVEST MONROE GATHERING, LTD.

By:	EVPP GP, LLC, its General Partner

By:		/s/ Michael E. Mercer
	Name:	Michael E. Mercer
	Title:	Senior Vice President and Chief
Financial Officer

EV PROPERTIES, L.P.

By:	EV Properties GP, LLC, its General Partner

By:		/s/ Michael E. Mercer
	Name:	Michael E. Mercer
	Title:	Senior Vice President and Chief
Financial Officer

The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchasers as of the date first above written.

RBC CAPITAL MARKETS, LLC

By:	/s/ Scott Schlossel
Name: Scott Schlossel
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Adam Bernard
Name: Adam Bernard
Title: Executive Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Jeff Gore
Name: Jeff Gore
Title: Managing Director

BNP PARIBAS SECURITIES CORP.

By:	/s/ Jim Turner
Name: Jim Turner
Title: Managing Director

Acting on behalf of themselves and as the Representatives of the several Initial Purchasers

SCHEDULE A

Initial Purchasers	Aggregate Principal Amount of Notes to be Purchased
RBC Capital Markets, LLC	$96,000,000.00
J.P. Morgan Securities LLC	40,500,000.00
Wells Fargo Securities, LLC	40,500,000.00
BNP Paribas Securities Corp.	27,000,000.00
Citigroup Global Markets Inc.	24,000,000.00
Credit Suisse Securities (USA) Inc.	21,000,000.00
BBVA Securities Inc.	12,000,000.00
Scotia Capital (USA) Inc.	12,000,000.00
ING Financial Markets LLC	6,000,000.00
Mitsubishi UFJ Securities (USA), Inc.	6,000,000.00
US Bancorp Investments, Inc.	6,000,000.00
Comerica Securities, Inc.	4,500,000.00
Credit Agricole Securities (USA) Inc.	4,500,000.00
Total	$300,000,000

SCHEDULE B

Foreign Qualifications

Entity:	Foreign Qualifications:
EV Management, LLC	Texas

EV Energy GP, L.P.	Texas

EV Energy Partners, L.P.	Texas

EV Properties GP, LLC	None

EV Properties, L.P.	Texas, New Mexico, Colorado, Oklahoma, Arkansas, Louisiana and Kansas

EVPP GP LLC	None

EnerVest Production Partners, Ltd.	Louisiana, New Mexico

EnerVest Monroe Gathering, Ltd.	Louisiana

EnerVest Monroe Marketing, Ltd.	Louisiana

EVCG GP LLC	Ohio, Michigan

Enervest-Cargas, Ltd.	Louisiana

CGAS Properties, L.P.	Ohio, Michigan, West Virginia, Pennsylvania and New York

EV Energy Finance Corp.	None

ANNEX I

Resale Pursuant to Regulation S or Rule 144A. Each Initial Purchaser understands that:

Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Securities in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act.  Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Securities (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Securities, except such advertisements as are permitted by and include the statements required by Regulation S.

Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Securities were first offered to persons other than distributors in reliance upon Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or in accordance with Rule 144A under the Securities Act or to accredited investors in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Securities covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect.  Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”